Exhibit 99.1

Alliance Imaging Closes Private Offering of $150 Million of Senior Subordinated Notes

ANAHEIM, Calif., Dec. 4, 2007 (BUSINESS WIRE) — Alliance Imaging, Inc. (NYSE:AIQ), announced today the closing of its private offering of $150 million in aggregate principal amount at maturity of its 7¼% Senior Subordinated Notes due 2012 (the “Notes”).

Alliance Imaging received net proceeds from the offering of approximately $133.9 million after deducting discounts, commissions and estimated offering expenses. Alliance Imaging used the net proceeds of the offering to repay borrowings under and terminate its Acquisition Credit Agreement, dated as of November 5, 2007. The remaining net proceeds will be used for funding future acquisitions and general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Act”), and have been offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Act. The Notes may not be offered or sold in the United States absent a registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SOURCE:

Alliance Imaging, Inc.

CONTACT:

Alliance Imaging, Inc.

Howard Aihara, 714-688-7100

Executive Vice President and Chief Financial Officer

www.allianceimaging.com